Exhibit 99.1

OFFICE DEPOT	NEWS RELEASE

CONTACT:	Eileen H. Dunn Investor Relations/Public Relations 561-438-4930 edunn@officedepot.com

Brian Levine Public Relations 561-438-2895 blevine@officedepot.com

Office Depot EVP, Merchandising, David D’Arezzo, Resigns;
To Join Raley’s Supermarkets as Chief Operating Officer

Delray Beach, Fla. – September 15, 2003 — Office Depot, Inc. (NYSE:ODP), announced today that its Executive Vice President, Merchandising, David D’Arezzo, has resigned from the company to become Chief Operating Officer of privately held Raley’s Supermarkets, in West Sacramento, California.

D’Arezzo, a California native, also stated in announcing his decision that he had a strong personal desire for family and other considerations to return to California, and this new position affords an opportunity to accept a new professional challenge while at the same time fulfilling a personal objective.

Bruce Nelson, Office Depot’s Chairman and CEO, stated: “In the year that Dave D’Arezzo has led our merchandising efforts, he has made great progress in improving the professionalism of our merchandising team and, in particular, has contributed to such initiatives as our new Millennium store format. We understand Dave’s strong personal desire, and that of his family, to return home to California, and we wish Dave well in his new position as COO of Raley’s.”

Nelson added, “Dave has agreed to remain in his position for a short period of time to support the transition to a new Chief Merchandising Officer. We are launching an immediate search for a successor.”

About Office Depot

No one sells more office products to more customers in more countries than Office Depot. The company, founded in 1986 and headquartered in Delray Beach, FL, conducts business in 22 countries and employs nearly 50,000 people worldwide.

Operating under the Office Depot, Viking Office Products, Viking Direct, 4Sure.com and Guilbert brand names, Office Depot is an industry leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number two online retailer – on target to generate $2.5B in sales for FY’03 – and is home to a number of award-winning web sites, including http://www.espanol.officedepot.com/ one of the first fully functional, Spanish-language retail sites.

In North America, Office Depot has more than 870 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.